EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Universal Security Instruments, Inc. and Subsidiaries on Form S-8 (File No. 333-182633) of our report dated July 14, 2022, with respect to our audits of the consolidated financial statements of Universal Security Instruments, Inc. and Subsidiaries as of March 31, 2022 and 2021 and for the years then ended, which report is included in this Annual Report on Form 10-K of Universal Security Instruments, Inc. and Subsidiaries for the year ended March 31, 2022.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

July 14, 2022